Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	Feb. 3, 2009
For Release:	Immediately
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.2

Entergy Reports Fourth Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported fourth quarter 2008 as-reported earnings of $170.6 million, or 89 cents per share, compared with $193.9 million, or 96 cents per share, for fourth quarter 2007. On an operational basis, Entergy's fourth quarter 2008 earnings were $190.7 million, or 99 cents per share, compared with $225.9 million, or $1.12 per share, in fourth quarter 2007.

For the year, Entergy's as-reported earnings were $1.2 billion, or $6.23 per share, and operational earnings were $1.3 billion, or $6.51 per share. These results compare with 2007 as-reported earnings of $1.1 billion, or $5.60 per share, and operational earnings of $1.2 billion, or $5.76 per share.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
As-Reported Earnings	0.89	0.96	(0.07)	6.23	5.60	0.63
Less Special Items	(0.10)	(0.16)	0.06	(0.28)	(0.16)	(0.12)
Operational Earnings	0.99	1.12	(0.13)	6.51	5.76	0.75

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Fourth Quarter 2008

    Utility, Parent & Other results were lower with higher income tax expense and regulatory charges as the primary contributors to the decrease.
    Entergy Nuclear earnings increased as a result of higher power prices and lower income tax expense.
    Entergy's Non-Nuclear Wholesale Assets business reported earnings equal to last year's results.

"The challenges presented by the current world-wide economic crisis are formidable. But, as a point-of-view company," said J. Wayne Leonard, Entergy's chairman and chief executive officer, "we have the processes and the mentality to change direction to seize unexpected opportunities or adapt quickly to changed circumstances to protect our stakeholders. Our disciplined approach to warehousing risk, our strong liquidity position and past success in such times all give us valid reasons to be optimistic."

Other Business Highlights

    Entergy received a special Award of Excellence at the 10th Annual Platt's Global Energy Awards for its extraordinary track record of standout performance year after year over the past decade.
    Entergy Nuclear closed out the year achieving the highest level of generating output since Entergy ownership.
    Enexus executed a $1.2 billion credit facility in December and Entergy Texas successfully issued $500 million of 10-year first mortgage bonds in January, signaling access to and improvement in the credit markets.

Entergy will host a teleconference to discuss this release at 10 a.m. CST on Tuesday, Feb. 3, 2009 with access by telephone, 785-830-1925, confirmation code 6436840. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing 719-457-0820, confirmation code 6436840. The replay will also be available on Entergy's Web site at www.entergy.com.

Utility, Parent & Other

In fourth quarter 2008, Utility, Parent & Other incurred losses of $82.6 million, or 43 cents per share, on an as-reported basis and $62.5 million, or 33 cents per share, on an operational basis, compared to earnings of $25.1 million, or 12 cents per share, on an as-reported basis and $38.8 million, or 19 cents per share, on an operational basis in fourth quarter 2007. Operational results for Utility, Parent & Other in fourth quarter 2008 reflect higher income tax expense associated with the effect of annual income tax adjustments occurring in fourth quarter each year across the Entergy companies. Also, costs previously accumulated in Entergy Arkansas, Inc.'s storm reserve and removal costs associated with the termination of a lease were not approved for recovery by the Arkansas Public Service Commission (APSC). In a subsequent appeal of this decision, the Arkansas Court of Appeals in December 2008 upheld almost all aspects of the APSC decision, including non-recovery of these costs. Considering the progress of this proceeding, Entergy Arkansas recorded a charge associated with these costs in fourth quarter although it continues to appeal the APSC decision in a petition filed before the Arkansas Supreme Court. In addition, results in fourth quarter 2008 reflect milder than normal weather compared to the warmer than normal weather that contributed to results in fourth quarter 2007.

Megawatt-hour sales in the residential sector in fourth quarter 2008, on a weather-adjusted basis, showed a 0.2 percent increase compared to fourth quarter 2007. Commercial and governmental sales, after adjusting for weather, decreased 0.5 percent year over year. Industrial sales in the current quarter reflected an 11.3 percent decrease compared to fourth quarter 2007.

The residential sales sector showed a slight increase while the commercial and governmental sector reflected a slight decrease quarter to quarter as the continued weakening in the economy and carryover effect of third quarter storms affected customer usage across these sectors. Sales in the industrial sector for fourth quarter 2008 decreased significantly compared to the same quarter of 2007 primarily due to September hurricane outages being reflected in October sales, as industrial sales are typically billed in the beginning of the month following usage. Industrial sales were further depressed, as the overall sluggish economy worsened. Lower usage was seen across the industrial sector affecting both the large industrial segment as well as the small and mid-sized customers served.

For the year 2008, Utility, Parent & Other earned $422 million, or $2.15 per share, on an as-reported earnings basis, compared to $540.9 million, or $2.67 per share, in 2007. Operational earnings in 2008 were $477.4 million, or $2.43 per share, compared to $554.6 million, or $2.74 per share, in 2007. The lower operational earnings in 2008 were driven by lower net revenues due to outages associated with hurricanes Gustav and Ike as well as milder than normal weather. In addition, increased non-fuel operation and maintenance, and depreciation expense contributed to lower results. The increase in operation and maintenance expense was due primarily to regulatory charges recorded in 2008 associated with proceedings at Entergy Arkansas, Inc., while the higher depreciation expense was primarily due to increased plant in service and an adjustment to align book and regulatory depreciation in the current year, as well as the absence of an adjustment to depreciation made in 2007 in connection with storm settlements. These items were partially offset by the accretion associated with Entergy's share repurchase program.

Entergy Nuclear

Entergy Nuclear earned $226.6 million, or $1.18 per share, on as-reported and operational bases in fourth quarter 2008, compared to $141.4 million, or 70 cents per share, on an as-reported basis and $159.8 million, or 79 cents per share on an operational basis in fourth quarter 2007. Entergy Nuclear's earnings increased primarily as a result of higher power prices and lower income tax expense.

For the year 2008, Entergy Nuclear earned $797.3 million, or $4.07 per share, on both as-reported and operational bases, compared with $539.2 million, or $2.66 per share, on an as-reported basis and $557.6 million, or $2.75 per share, on an operational basis in 2007. The increase in 2008 operational earnings was due primarily to increased revenue from higher pricing and higher generation due to the inclusion of Palisades in the fleet for the full year and fewer outage days, lower income taxes and accretion associated with Entergy's share repurchase program. These items were partially offset by higher expenses from the full year of Palisades operation, higher depreciation due to plant additions, and lower interest and dividend income reflecting impairments recorded on decommissioning investments.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business had earnings of $26.5 million, or 14 cents per share, on both as-reported and operational bases in fourth quarter 2008 compared to $27.4 million, or 14 cents per share, in fourth quarter 2007. Income tax benefits were the primary earnings drivers in both quarters. In the fourth quarter of 2008, a closing agreement was reached with the Internal Revenue Service allowing a capital loss. As a result, a provision for tax uncertainties that existed on this item was reversed.

For the year 2008, Entergy's Non-Nuclear Wholesale Assets business earned $1.3 million, or one cent per share, on as-reported and operational bases compared to earnings of $54.8 million, or 27 cents per share, on as-reported and operational bases in 2007. The decrease in operational earnings in 2008 is due primarily to higher income tax expense resulting from the absence of benefits associated with the resolution of tax audit issues in 2007 and higher tax expense from the redemption of an investment in 2008.

Outlook

Entergy is initiating 2009 earnings guidance in the range of $6.70 to $7.30 per share on an operational basis, assuming a business-as-usual operation for the full year. As-reported guidance ranges from $6.56 to $7.16 and reflects (14) cents per share of projected dis-synergies associated with the spin-off of Entergy's non-utility nuclear business and plans to enter into a nuclear services joint venture, both discussed below. Guidance for 2009 does not include a special item for expenses, a portion of which were incurred in 2008, anticipated in connection with the outside services provided to pursue the spin-off.

Business Separation

On Nov. 3, 2007, Entergy's Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business. Enexus Energy Corporation will be a new, independent publicly traded company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen L.L.C. has been selected as the name for the joint venture.

Progress achieved since the last quarter update and/or current status includes:

    Key board and leadership positions at Enexus and EquaGen have been filled.
    Regulatory proceedings continued to advance
        In Vermont, all scheduled procedural matters have been completed and a decision from the Vermont Public Service Board is pending.
        In New York, all scheduled procedural matters have been completed and the administrative law judges issued notification to all parties that from their review of the submissions, all issues of fact and policy material to the relief requested by petitioners have been thoroughly addressed by the parties, an adequate record for decision is available to the Commission, and no further formal proceedings are warranted. In December, the ALJs provided further notification that the parties intended to conduct a settlement discussion which to date has not yielded an acceptable agreement.
        A third amendment to the Form 10 filing with the Securities and Exchange Commission was filed on Nov. 21, 2008.
    Enexus completed efforts to put in place a senior secured revolving credit facility in the amount of $1.175 billion with the transaction closing on Dec. 23, 2008.

The state regulatory decisions and financing continue as the critical path items. Due to the continued turmoil in the financial markets and a longer regulatory approval process than originally expected, Entergy and Enexus remain in a rolling readiness posture. This strategy enables Entergy to execute the spin-off following receipt of regulatory approvals and once the timing is right to access the credit markets, both on acceptable terms.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $13 billion and approximately 14,300 employees.

Additional information regarding Entergy's quarterly results of operations, regulatory proceedings, and other operations is available in Entergy's investor news release dated Feb. 3, 2009, a copy of which has been filed today with the Securities Exchange Commission on Form 8-K and is available on Entergy's investor relations Web site at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy's Form 10-K for the year ended December 31, 2007, (ii) Entergy's Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2008 and (iii) Entergy's other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2008 vs. 2007
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
As-Reported
Utility, Parent & Other	(0.43)	0.12	(0.55)	2.15	2.67	(0.52)
Entergy Nuclear	1.18	0.70	0.48	4.07	2.66	1.41
Non-Nuclear Wholesale Assets	0.14	0.14	-	0.01	0.27	(0.26)
Consolidated As-Reported Earnings	0.89	0.96	(0.07)	6.23	5.60	0.63

Less Special Items
Utility, Parent & Other	(0.10)	(0.07)	(0.03)	(0.28)	(0.07)	(0.21)
Entergy Nuclear	-	(0.09)	0.09	-	(0.09)	0.09
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Consolidated Special Items	(0.10)	(0.16)	0.06	(0.28)	(0.16)	(0.12)

Operational
Utility, Parent & Other	(0.33)	0.19	(0.52)	2.43	2.74	(0.31)
Entergy Nuclear	1.18	0.79	0.39	4.07	2.75	1.32
Non-Nuclear Wholesale Assets	0.14	0.14	-	0.01	0.27	(0.26)
Consolidated Operational Earnings	0.99	1.12	(0.13)	6.51	5.76	0.75

Entergy Corporation
Consolidated Income Statement
Three Months Ended Dec. 31
(in thousands)

	2008	2007	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,293,710	$2,093,654	9.6
Natural gas	56,495	48,058	17.6
Competitive businesses	650,662	590,188	10.2
Total	3,000,867	2,731,900	9.8
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,040,267	742,536	40.1
Purchased power	358,232	421,090	(14.9)
Nuclear refueling outage expenses	56,582	48,995	15.5
Other operation and maintenance	784,196	778,230	0.8
Decommissioning	49,082	44,391	10.6
Taxes other than income taxes	121,620	120,905	0.6
Depreciation and amortization	274,243	253,585	8.1
Other regulatory charges (credits) - net	(40,088)	(7,233)	454.2
Total	2,644,134	2,402,499	10.1
Operating Income	356,733	329,401	8.3
Other Income (Deductions):
Allowance for equity funds used during construction	15,740	8,658	81.8
Interest and dividend income	40,136	59,186	(32.2)
Equity in earnings of unconsolidated equity affiliates	(9,641)	(358)	2,593.0
Miscellaneous - net	(9,328)	(6,979)	33.7
Total	36,907	60,507	(39.0)
Interest and Other Charges:
Interest on long-term debt	129,106	125,768	2.7
Other interest - net	39,493	37,723	4.7
Allowance for borrowed funds used during construction	(9,274)	(4,857)	90.9
Preferred dividend requirements of subsidiaries and other	4,997	6,321	(20.9)
Total	164,322	164,955	(0.4)

Income Before Income Taxes	229,318	224,953	1.9
Income Taxes	58,744	31,060	89.1
Consolidated Net Income	$170,574	$193,893	(12.0)

Earnings Per Average Common Share
Basic	$0.90	$1.00	(10.0)
Diluted	$0.89	$0.96	(7.3)

Average Number of Common Shares Outstanding - Basic	189,379,904	193,989,216
Average Number of Common Shares Outstanding - Diluted	192,242,637	200,939,727

Entergy Corporation
Consolidated Income Statement
Twelve Months Ended Dec. 31
(in thousands)

	2008	2007	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$10,073,160	$9,046,301	11.4
Natural gas	241,856	206,073	17.4
Competitive businesses	2,778,740	2,232,024	24.5
Total	13,093,756	11,484,398	14.0
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	3,577,764	2,934,833	21.9
Purchased power	2,491,200	1,986,950	25.4
Nuclear refueling outage expenses	221,759	180,971	22.5
Other operation and maintenance	2,742,762	2,649,654	3.5
Decommissioning	189,409	167,898	12.8
Taxes other than income taxes	496,952	489,058	1.6
Depreciation and amortization	1,030,860	963,712	7.0
Other regulatory charges (credits) - net	59,883	54,954	9.0
Total	10,810,589	9,428,030	14.7
Operating Income	2,283,167	2,056,368	11.0
Other Income (Deductions):
Allowance for equity funds used during construction	44,523	42,742	4.2
Interest and dividend income	148,216	233,997	(36.7)
Equity in earnings of unconsolidated equity affiliates	(11,684)	3,176	(467.9)
Miscellaneous - net	(11,768)	(24,860)	(52.7)
Total	169,287	255,055	(33.6)
Interest and Other Charges:
Interest on long-term debt	500,898	506,089	(1.0)
Other interest - net	133,290	155,995	(14.6)
Allowance for borrowed funds used during construction	(25,267)	(25,032)	0.9
Preferred dividend requirements of subsidiaries and other	19,969	25,105	(20.5)
Total	628,890	662,157	(5.0)

Income Before Income Taxes	1,823,564	1,649,266	10.6
Income Taxes	602,998	514,417	17.2
Consolidated Net Income	$1,220,566	$1,134,849	7.6

Earnings Per Average Common Share
Basic	$6.39	$5.77	10.7
Diluted	$6.23	$5.60	11.3

Average Number of Common Shares Outstanding - Basic	190,925,613	196,572,945
Average Number of Common Shares Outstanding - Diluted	195,860,401	202,780,283

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended Dec. 31

	2008	2007	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	6,992	7,376	(5.2)	0.2
Commercial	6,418	6,700	(4.2)	(0.4)
Governmental	574	590	(2.7)	(1.1)
Industrial	8,626	9,729	(11.3)	(11.3)
Total to Ultimate Customers	22,610	24,395	(7.3)	(4.7)
Wholesale	1,240	1,666	(25.6)
Total Sales	23,850	26,061	(8.5)

Twelve Months Ended Dec. 31
	2008	2007	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	33,047	33,281	(0.7)	0.9
Commercial	27,340	27,408	(0.2)	0.9
Governmental	2,379	2,339	1.7	2.0
Industrial	37,843	38,985	(2.9)	(2.9)
Total to Ultimate Customers	100,609	102,013	(1.4)	(0.5)
Wholesale	5,401	6,145	(12.1)
Total Sales	106,010	108,158	(2.0)

Dec. 31

	2008	2007	% Change
Electric Customers (End of period):
Residential	2,304,324	2,284,821	0.9
Commercial	326,758	325,109	0.5
Governmental	15,394	14,978	2.8
Industrial	42,148	43,542	(3.2)
Total Ultimate Customers	2,688,624	2,668,450	0.8
Wholesale	31	29	6.9
Total Customers	2,688,655	2,668,479	0.8